Exhibit 99.1



Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) started the process toward implementing Section 404 of the Sarbanes-Oxley Act of 2002.

Mass Megawatts Wind Power, Inc , (OTC Bulletin Board: MMGW)and most SEC reporting companies in the country must have increased internal audit and oversight  controls  to  meet  the  increased  requirements  and  standards of a company's  external  auditors  for  compliance  with  Section  404  of  the
Sarbanes-Oxley Act of 2002. This is the first year of Section 404 implementation. In addition, starting in the current fiscal year, Mass Megawatts will be a revenue producing company which will be an extra burden for Mass Megawatts' audit committee and its external auditors. Up until now, there was no real risk of some issues that involved well known larger companies which eventually led to the Sarbanes- Oxley Act of which one is the overstatement of sales figures since there were never any sales or revenue with Mass Megawatts. In addition, Mass Megawatts started manufacturing in the past year and the company's operations must implement internal control documentation and testing procedures as required by section 404 of the Act. Eventually every aspect of the company from sales to manufacturing will have to be reviewed for Section 404 compliance over the next few months.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power,Inc's. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com